Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference, in Registration Statement No. 333-165403 on Form S-3 of Noble Corporation and Noble Holding International Limited, of our report dated June 22, 2010, relating to the consolidated financial statements of FDR Holdings Limited as of and for the year ended December 31, 2009, appearing in this Current Report on Form 8-K of Noble Corporation filed with the SEC on July 21, 2010. We also consent to the reference to under the heading Experts in the prospectus supplement dated July 21, 2010, which is part of Registration Statement No. 333-165403.
/s/ Deloitte & Touche LLP
Houston, Texas
July 21, 2010